Exhibit 99.1

Oasis Petroleum Inc. Provides an Operations Update

Houston, Texas — April 16, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today provided an update on its operations in the Williston Basin. Oasis increased average daily production to 17,633 barrels of oil equivalent per day (“Boepd”) in the first quarter of 2012, up from 15,243 Boepd in the fourth quarter of 2011 for an increase of 16%. During the first quarter of 2012, Oasis grew production by 118% compared to the first quarter of 2011.

“Our first quarter production outpaced expectations, as our team brought on production a record 26 gross operated wells during the quarter,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “The weather in the Williston Basin was much milder compared to last year, aiding in our ability to accomplish this tremendous growth. Additionally, we continue to make substantial strides on infrastructure development, and we achieved a significant milestone in completing our first frac job with Oasis Well Services.”

Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (Boepd):
	Mar 31,	Dec 31,
	2012	2011	Change	% Change
Project Area
Williston Basin:
West Williston	12,131	10,074	2,057	20%
East Nesson	3,541	3,478	63	2%
Sanish	1,961	1,630	331	20%

Total Williston Basin	17,633	15,182	2,451	16%
Other	—	61	(61)	-100%

Total	17,633	15,243	2,390	16%

Oasis completed and brought on production 26 gross (19.9 net) operated wells in the Williston Basin during the first quarter of 2012, compared to 17 gross operated wells during the fourth quarter of 2011 and 22 gross operated wells during the third quarter of 2011. During the tough winter conditions of the first quarter of 2011, Oasis completed and brought on production eight gross operated wells. At March 31, 2012, Oasis had 26 gross (20.6 net) operated wells awaiting completion and 7 gross (5.0 net) operated wells in the process of being drilled (two additional rigs were moving to their next location). The first of three rigs that Oasis has contracted to arrive in 2012 was moving to its first drill site on March 31, 2012, and is currently drilling.

By rapidly connecting additional wells in the Williston Basin to third-party gas infrastructure, Oasis has increased its net gas production from 6.3 million cubic feet per day (“MMcfpd”) in December 2011 to 10.0 MMcfpd in March of 2012. In the first quarter of 2012, Oasis had net natural gas production of 8.6 MMcfpd. At the end of March 2012, the Company had 97 of the 117 operated wells that it began drilling into the Bakken and Three Forks starting in late 2009 connected to third-party gas infrastructure, representing 83% of these producing wells.

Oasis has been actively increasing the number of operated wells that it has connected to a third-party oil gathering system in West Williston. At the end of March 2012, the Company had 91 operated wells connected, up from only three operated wells that were connected at the beginning of 2012. Oasis currently flows approximately 60% of its gross operated oil production on the third-party oil gathering system.

Oasis continues to make progress on expanding its operated salt water disposal (“SWD”) systems. At the end of March 2012, the Company had approximately 25% of operated water production flowing through its operated pipeline system. Oasis expects to have approximately 80% of operated water production flowing through the pipeline system by year-end 2012. Additionally, Oasis currently disposes approximately 60% of its operated water production at Company operated disposal wells. This continued expansion of the SWD systems is expected to reduce lease operating expenses throughout 2012.

Oasis Well Services (“OWS”) performed its first frac job in late March 2012, and the Company anticipates that OWS will begin full time operations during the second quarter of 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600